Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of SilverBow Resources, Inc. (the “Company”) of our report dated March 31, 2021, relating to financial statements of Sundance Energy, Inc., appearing in Annex B to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 9, 2022.
/s/ Deloitte & Touche LLP Denver, Colorado
August 5, 2022